Exhibit 14.1

DUBLI, INC.

CODE OF BUSINESS CONDUCT AND ETHICS

ADOPTED BY THE BOARD OF DIRECTORS

ON OCTOBER 31, 2012

This Code of Business Conduct and Ethics covers a wide range of business practices and procedures. It does not cover every issue that may arise, but it sets out basic principles to guide all directors, officers, employees, agents and representatives (collectively, “Affiliates” and individually, “Affiliate”) of Dubli, Inc. and its subsidiaries (collectively, the “Company”). All of our Affiliates must conduct themselves accordingly and seek to avoid even the appearance of improper behavior. The Code will be brought to the attention of non-controlled affiliated companies and consultants who will be encouraged to comply. Independent sales representatives (“Business Associates” or “BAs”) of the Company’s wholly-owned subsidiary, DubLi Network Limited, are not considered affiliates for purposes of this Code.

If a law conflicts with a policy in this Code, Affiliates must comply with the law. If Affiliates have any questions about these conflicts, they should ask the Company's Ethics Officer, General Counsel or such other person designated by the Nominating and Corporate Governance Committee. All references to such person in this Code means the Ethics Officer whose contact information is listed on the last page of this document.

Each Affiliate must sign the attached acknowledgement of receipt of this Code and any policies referenced in the Code and must confirm that he/she has carefully read and understands this Code and any referenced policies.

Those who violate the standards in this Code will be subject to disciplinary or other appropriate action, including without limitation termination of employment and may be subject to legal action and/or prosecution. The appropriate law enforcement and/or regulatory authorities will be notified in the event that the Company believes that there has been a breach of any laws or regulations by an Affiliate. If you are aware of or in a situation which you believe may violate or lead to a violation of this Code, follow the guidelines described in Sections 14 and 15 of this Code.

If this Code is modified, then every Affiliate will be provided with a copy of the modified Code and will be deemed to have accepted and will abide by the modified Code.

1.	Compliance with Laws and Regulations

Obeying the law, both in letter and in spirit, is the foundation on which this Company's ethical standards are built. All Affiliates must respect and obey the laws of the countries in which we operate. Although not all Affiliates are expected to know the details of these laws, it is important to know enough to determine when to seek advice from supervisors, managers or other appropriate personnel.

The Company may communicate with Affiliates as appropriate to promote compliance with laws, rules and regulations, including insider-trading laws.

2.	Duty to Promote the Company’s Interests and to Avoid Conflicts of Interest

It is the responsibility of each Affiliate to act in a manner which promotes, and is consistent with, the Company’s best interests and welfare.

It is also the responsibility of each Affiliate to avoid “conflicts of interest”. A conflict of interest exists when a person's private interests interfere in any way with the interests of the Company. A conflict situation can arise when Affiliates take actions or fail to take actions or have interests that may make it difficult to perform their Company work objectively and effectively. Such situations may include any financial, romantic or nepotistic relationship with another Affiliate, supplier, competitor or anyone who represents, does work for, or on behalf of, the Company, or any relationship that, by its nature, may appear to interfere with the Affiliate’s ability to dispassionately and objectively act in the best interests of the Company and shareholders. Conflicts of interest may also arise when Affiliates receive improper personal benefits as a result of their position in the Company.

Loans to, or guarantees of obligations of, Affiliates and their family members by the Company, its customers, its suppliers, or other Affiliates may create conflicts of interest and shall not be permitted without the express prior approval of the Nominating and Corporate Governance Committee. In addition, loans from, or guarantees of obligations by, the Company to directors or executive officers of the Company are prohibited.

It is almost always a conflict of interest for an Affiliate to work simultaneously for a competitor, customer or supplier as an employee, consultant or board member unless such relationship is otherwise approved in advance by the Nominating and Corporate Governance Committee of the Company. The best policy is to avoid any direct or indirect business connection with our customers, suppliers or competitors, except on our behalf. Conflicts of interest are prohibited as a matter of Company policy, except when specifically approved by the Audit Committee. Conflicts of interest may not always be clear-cut, so if you have a question, you should, in the first instance, consult with the Company's Ethics Officer.

The following are some general principles that should be kept in mind:

•	Avoid situations where your personal interests conflict, or appear to conflict with, those of the Company.

•	An Affiliate may own up to 1% of the shares of a competitor, customer or supplier without seeking prior approval from the Nominating and Corporate Governance Committee so long as the shares are in a public company and the Affiliate does not have discretionary authority in dealing with that company on behalf of this Company. If an Affiliate wants to purchase more than 1% of the shares in a customer, competitor or supplier, or the company is nonpublic or the Affiliate has discretionary authority in dealing with that company on behalf of this Company, then the shares may be purchased only with prior approval of the Nominating and Corporate Governance Committee.

•	If an Affiliate has a financial interest in a transaction between the Company and a third party – even an indirect interest through, for example, a family member – that interest must be approved by the Audit and Finance Committee. However, if an Affiliate has a financial interest in a supplier, customer, or competitor only because someone in the Affiliate's family works there, then you do not need to seek prior approval unless the Affiliate deals with the supplier, customer, competitor or your family member deals with the Company.

•	For any transactions that would require reporting under rules of the U.S. Securities and Exchange Commission, directors of the Company must obtain written confirmation from the Audit and Finance Committee that the proposed transaction is fair to the Company.

Please keep in mind, that this Code does not specifically address every potential conflict of interest, so Affiliates should use their conscience and common sense when evaluating whether a conflict of interest exists. When questions arise, seek guidance from the Ethics Officer.

Any Affiliate who becomes aware of an existing or potential conflict of interest should bring it to the attention of the Ethics Officer. Consult the procedures described in Section 14 of this Code.

3.	Insider Trading

It is the Company’s goal and policy to protect a stockholder’s investment in the Company through strict enforcement of the prohibition against insider trading set forth in the United States securities laws and regulations. The Company has established a separate policy that defines and discusses acceptable verses unacceptable behavior. Please refer to the Insider Trading and Disclosure of Non-Public Information Policy for further definition and discussion.

4.	Corporate Opportunities

Affiliates are prohibited from taking for themselves personally, opportunities that are discovered through the use of corporate property, information or position without the prior consent of the Audit Committee. Affiliates owe a duty to the Company to advance its legitimate interests when the opportunity to do so arises.

5.	Competition and Fair Dealing

We seek to outperform our competition fairly and honestly. Stealing proprietary information, possessing trade secret information that was obtained without the owner's consent, or inducing such disclosures by past or present directors, officers, and employees of other companies is prohibited. Each Affiliate should endeavor to respect the rights of and deal fairly with the Company's customers, suppliers, and competitors. No Affiliate should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other intentional unfair-dealing practice.

All Affiliates shall ensure that they do not disclose to the Company any proprietary information or trade secrets that they may have obtained in a previous or currently approved employment or relationship.

The purpose of business entertainment and gifts in a commercial setting is to create good will and sound working relationships, not to gain unfair advantage with customers. No gift or entertainment should ever be offered, given, provided or accepted by any Affiliate, family member of an Affiliate or agent indirectly or directly, for or on behalf of, or for the benefit of the Affiliate unless it: (1) is not a cash gift, (2) is consistent with customary business practices, (3) is not excessive in value, (4) cannot be construed as a bribe or payoff and (5) does not violate any laws or regulations or could, in any way, influence the Affiliate’s ability to interact with the giver or recipient in a dispassionate, objective way. Please discuss with the Ethics Officer any gifts or proposed gifts which you are not certain are appropriate.

6.	Discrimination and Harassment

It is the Company’s goal and policy to establish a respectful working environment free of discrimination and harassment and other forms of abuse. The Company has established a separate policy that defines and discusses acceptable verses unacceptable behavior. Please refer to the Anti-Discrimination and Harassment Policy for further definition and discussion.

7.	Health and Safety

The Company strives to provide each Affiliate with a safe and healthy work environment. Each Affiliate has responsibility for maintaining a safe and healthy workplace for all Affiliates by following safety and health rules and practices and reporting accidents, injuries and unsafe equipment, practices or conditions.

Violence and threatening behavior are not permitted. Affiliates should report to work in condition to perform their duties, free from the influence of illegal drugs or alcohol. The use of illegal drugs or alcohol in the workplace will not be tolerated and may result in disciplinary action up to and including termination.

8.	Accounting Policies/Record-Keeping

The Company will keep books, records and accounts, which in reasonable detail accurately and fairly present the transactions and disposition of the assets of the Company. All of the Company's books, records, accounts and financial statements will appropriately reflect the Company's transactions and must conform both to applicable legal requirements and to the Company's system of internal controls. Unrecorded or "off the books" funds, assets or liabilities shall not be maintained.

Affiliates are prohibited from directly or indirectly falsifying or causing to be false or misleading any financial or accounting book, record or account. Affiliates are expressly prohibited from directly or indirectly manipulating an audit, and from destroying or tampering with any record, document or tangible object with the intent to obstruct a pending or contemplated audit, review or investigation. The commission of, or participation in, one of these prohibited activities or other illegal conduct will subject affiliates to criminal penalties, as well as punishment of up to and including termination of employment.

No Affiliate may directly or indirectly:

•	make or cause to be made a materially false or misleading statement, or
•	omit to state, or cause another person to omit to state, any material fact necessary to make statements made not misleading in connection with the audit of financial statements by independent accountants, the preparation of any required reports whether by independent or internal accountants, or any other work which involves or relates to the filing of a document with the U.S. Securities and Exchange Commission.

Many Affiliates regularly use business expense accounts, which must be documented and recorded accurately. If you are not sure whether a certain expense is legitimate, ask the Ethics Officer.

Business records and communications, including emails, internal memos and formal reports, often become public, and we should avoid exaggeration, derogatory remarks, guesswork, or inappropriate characterizations of people and companies that can be misunderstood.

Records should always be retained or destroyed according to the Company's record retention policies. In accordance with those policies, in the event of litigation or governmental investigation please consult the Ethics Officer before destroying any records.

9.	Confidentiality

Affiliates must maintain the confidentiality of confidential information entrusted to them by the Company, except when disclosure is authorized by the Audit Committee or required by laws or regulations. Confidential information includes all non-public information that might be of use to competitors, or harmful to the Company or its customers, if disclosed. It also includes information that suppliers and customers have entrusted to us. The obligation to preserve confidential information continues even after employment or other relationship with the Company ends pursuant to any applicable written agreements or other applicable legal or regulatory obligations.

10.	Protection and Proper Use of Company Assets

Affiliates must in all practicable ways protect the Company’s assets and ensure their efficient use. Affiliates will use the Company’s assets only for the Company’s legitimate business purposes, except for incidental uses of the Company’s assets as permitted by the Company’s written policies. The Company has established a separate policy that defines and discusses acceptable verses unacceptable behavior. Please refer to the Use of Company Assets and Resources Policy for further definition and discussion.

11.	Anti-Fraud

This Code of Business Conduct and Ethics sets forth the Company’s commitment to conduct business pursuant to the highest ethical standards. The Company has established a separate policy to support the Company’s commitment to protecting its revenue, property, reputation and other assets; to emphasize clearly the need for accurate financial reporting; and to define guidelines for the investigation and handling of fraud, should it occur. Please refer to the Anti-Fraud Policy for further information about the Company’s policies in this regard.

12.	Payments to Government Personnel

As a publicly-held company in the United States, subject to its laws, we must comply with the provisions of the U.S. Foreign Corrupt Practices Act. The U.S. Foreign Corrupt Practices Act prohibits giving anything of value, directly or indirectly, to officials of governments or political candidates in order to obtain or retain business. It is strictly prohibited to make illegal payments to government officials or political candidates of any country.

13.	Waivers of the Code of Business Conduct and Ethics

Any waiver of this Code may be made only by the Board of Directors and will be promptly disclosed as required by law or stock exchange regulation.

14.	Reporting any Illegal, Fraudulent, or Unethical Behavior

Affiliates are encouraged to communicate, anonymously if desired, with the Ethics Officer about perceived illegal or unethical behavior and when in doubt about the best course of action in a particular situation. It is the policy of the Company not to allow retaliation for reports of misconduct by others made in good faith by Affiliates. The most important point is that possible violations should be reported and we support all means of reporting them. Affiliates are expected to cooperate in internal investigations of misconduct.

If an investigation substantiates illegal, fraudulent, or unethical behavior, the Ethics Officer will prepare an incident report to the Company's executive management, the Audit Committee, and the Manager of the division in which the incident occurred. The Ethics Officer shall prepare the report as soon as possible after the investigation is conducted and the incident is confirmed. The Ethics Officer shall document the content of the investigation, the findings, and any disciplinary action taken as a result of the finding.

Any inquiries from the suspected individual(s), his or her attorney / representative, or any other inquirer shall be directed to the Ethics Officer. If necessary, the Ethics Officer will refer these inquiries to the Company’s counsel.

15.	Compliance Procedures

We must all work to ensure prompt and consistent action against violations of this Code. However, in some situations it is difficult to know if a violation has occurred. Since we cannot anticipate every situation that will arise, it is important that we have a way to approach a new question or problem. These are the steps to keep in mind:

•	Make sure you have as many facts as possible but do not delay your action in collecting facts. In order to reach the right solutions, we must be as fully informed as possible.

•	Ask yourself what specifically am I being asked to do? Does it seem unethical or improper? This will enable you to focus on the specific question you are faced with, and the alternatives you have. Use your judgment and common sense; if something seems unethical or improper, it probably is.

•	Clarify your responsibility and role. In most situations, there is shared responsibility. Are your colleagues informed? It may help to get others involved and discuss the problem.

•	Discuss the problem with the Ethics Officer. This is the basic guidance for all situations, except as otherwise specified in this Code. In many cases, the Ethics Officer will be more knowledgeable about the question, and will appreciate being brought into the decision-making process. Remember that it is the Ethics Officer's responsibility to help solve problems.

•	Seek help from Company resources. In the rare case where it may not be appropriate to discuss an issue with the Ethics Officer or where you do not feel comfortable approaching the Ethics Officer with your question, discuss it with the Chairman of the Audit Committee of the Board of Directors whose contact information is attached to this Code.

•	You may report ethical violations in confidence and without fear of retaliation. If your situation requires that your identity be kept secret, your anonymity will be protected. Telephone, fax or write to the Ethics Officer whose contact information is attached to this Code. The Company does not permit retaliation of any kind against Affiliates for good faith reports of ethical violations.

•	Always ask first, act later: If you are unsure of what to do in any situation, seek guidance from the Ethics Officer before you act.

APPENDIX

CODE OF ETHICS FOR CEO AND SENIOR FINANCIAL OFFICERS

The Company has a Code of Business Conduct and Ethics applicable to all Affiliates of the Company. The CEO and all senior financial officers, including the CFO and principal accounting officers, are bound by the provisions set forth therein relating to ethical conduct, conflicts of interest and compliance with law. In addition to the Code of Business Conduct and Ethics, the CEO and senior financial officers are subject to the following additional specific policies:

l.	The CEO and all senior financial officers are responsible for full, fair, accurate, timely and understandable disclosure in the periodic reports required to be filed by the Company with the U.S. Securities and Exchange Commission. Accordingly, it is the responsibility of the CEO and each senior financial officer promptly to bring to the attention of the Chairman of the Audit and Finance Committee any material information of which he or she may become aware that affects the disclosures made by the Company in its public filings or otherwise assist the Audit and Finance Committee in fulfilling its responsibilities as specified in the Audit and Finance Committee’s Charter.

2.	The CEO and each senior financial officer shall promptly bring to the attention of the Chairman of the Audit and Finance Committee any information he or she may have concerning (a) significant deficiencies in the design or operation of internal controls which could adversely affect the Company's ability to record, process, summarize and report financial data or (b) any theft or fraud, whether or not material, that involves Affiliates who have a significant role in the Company's financial reporting, disclosures or internal controls.

3.	The CEO and each senior financial officer shall promptly bring to the attention of the Chairman of the Audit and Finance Committee any information he or she may have concerning any violation of the Company's Code of Business Conduct and Ethics or of these additional policies, including any actual or apparent conflicts of interest between personal and professional relationships, involving any affiliate who has a significant role in the Company's financial reporting, disclosures or internal controls.

4.	The CEO and each senior financial officer shall promptly bring to the attention of the Chairman of the Audit and Finance Committee any information he or she may have concerning evidence of a material violation of the securities or other laws, rules or regulations applicable to the Company and the operation of its business, by the Company or any agent thereof.

5.	The Board of Directors shall determine, or designate appropriate persons to determine, appropriate actions to be taken in the event of violations of the Code of Business Conduct and Ethics or of these additional procedures by the CEO and the Company's senior financial officers. Such actions shall be reasonably designed to deter wrongdoing and to promote accountability for adherence to the Code of Business Conduct and Ethics and to these additional policies, and shall include written notices to the individual involved that the Board has determined that there has been a violation, censure by the Board, demotion or re-assignment of the individual involved, suspension with or without pay or benefits (as determined by the Board) and termination of the individual's employment. In determining what action is appropriate in a particular case, the Board of Directors or such designee shall take into account all relevant information, including the nature and severity of the violation, whether the violation was a single occurrence or repeated occurrences, whether the violation appears to have been intentional or inadvertent, whether the individual in question had been advised prior to the violation as to the proper course of action and whether or not the individual in question had committed other violations in the past.